ETHAN ALLEN
                              NEWS RELEASE


For immediate release                  Contact:   Ed Schade
- ---------------------                             Ethan Allen Inc.
                                                  203-743-8294


           ETHAN ALLEN INTERIORS INC. ANNOUNCES FIRST DIVIDEND
              AND THE ADOPTION OF A STOCKHOLDER RIGHTS PLAN


Danbury, Connecticut, May 21, 1996 - Ethan Allen Interiors Inc.
("NYSE-ETH), announced today that its Board of Directors has approved the declaration of a $.04 quarterly dividend payable to all stockholders of record as of July 10, 1996 and to be paid on July 25, 1996. This is the first dividend in the history of Ethan Allen Interiors Inc.

"In just three short years, we have been able to take the Company from a highly leveraged position to one of financial strength and stability. As a result of this progress, the Company will be able to pay a dividend to our shareholders for the first time ever," commented Farooq Kathwari, Chairman, and Chief Executive Officer of the Company. "It is because of the dedication and hard work of the over 10,000 people associated with the Company that we have been able to increase our business and grow. By continuing to focus on the details of every aspect of our operations, we hope to progress even further in the future."

In addition, the Board of Directors approved a Stockholder Rights Plan that is similar to those that have been adopted by many leading companies across the country. Kathwari explained that it is a proactive effort and is not being adopted in response to any outside attempt to acquire control of the Company. Under the Stockholder Rights Plan, each stockholder will receive one Right for each share of the Company's outstanding common stock. Initially, the Rights are represented by the Company's common stock certificates and are not exercisable. The Rights will be exercisable only if a person acquires, or announces a tender offer which would result in ownership of 15% or more of the Company's common stock. if a person acquires ownership of 15% or more of the Company's common stock, all holders of Rights other than the acquiring person will be entitled to purchase the Company's common stock at half-price. This Stockholder Rights Plan is subject to the finalizing of certain corporate and administrative matters.

Ethan Allen Interiors Inc., a leading manufacturer and retailer of quality home furnishings, sells a full range of products through an exclusive network of approximately 300 stores, 60 of which are Company-owned. Retail stores are located in the U.S., Canada and Mexico with 21 located abroad. The Company has 20 manufacturing facilities throughout the U.S. and can be found on the internet at www.ethanallen.com.